                                                                                    Exhibit 11
                                     ARROW ELECTRONICS, INC.
                        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                                               Year Ended December 31,

                              1994         1993         1992         1991        1990

                                        (In thousands except per share data)
Primary
Average shares of common
  stock outstanding           45,999       44,532       38,329       26,879      24,439
Net effect of dilutive
  stock options - based
  on the treasury method         635          828        1,241          974         375

    Total                     46,634       45,360       39,570       27,853      24,814

Net income                $  111,889    $ 106,559   $   79,461   $   33,889   $  32,962
Less preferred stock
  dividends                        -         (880)      (3,903)      (4,596)     (4,899)

    Total                 $  111,889    $ 105,679   $   75,558   $   29,293   $  28,063

Per share amount          $     2.40    $    2.33   $     1.91   $     1.05   $    1.13

Fully Diluted

Average shares of common
  stock outstanding           45,999       44,532       38,329       26,879      24,439
Net effect of dilutive
  stock options - based
  on the treasury method         635          911        1,263        1,070         398
Assumed conversion of 9%
  convertible subordi-
  nated debentures                 -            -            -          851         862
Assumed conversion of
  5-3/4% convertible sub-
  ordinated debentures         3,773        3,774          381            -           -
Assumed conversion of
  preferred stock                  -          691        3,433        3,615       3,879

    Total                     50,407       49,908       43,406       32,415      29,578

Net income                $  111,889   $  106,559   $   79,461    $  33,889   $  32,962
Add interest on 9%
  convertible subordi-
  nated debentures,
  net of income tax
  effect                           -            -            -        1,649       2,700
Add interest on 5-3/4%
  convertible subordi-
  nated debentures,
  net of income tax
  effect                       4,313        4,313          455            -           -

   Total                  $  116,202   $  110,872   $   79,916    $  35,538   $  35,662

Per share amount          $     2.31   $     2.22   $     1.84    $    1.10(A)$    1.21(A)
(A)  This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.